Exhibit (j)(16)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 32 to Registration Statement No. 33-87498 on Form N-1A of our reports dated May 16, 2008, relating to the financial statements and financial highlights of Vintage Mutual Funds, Inc., including Vintage Bond Fund, Vintage Limited Term Bond Fund, Vintage Municipal Bond Fund, Vintage Institutional Money Market Fund, Vintage Institutional Reserves Fund and Vintage Liquid Assets Fund, appearing in the Annual Report on Form N-CSR of Vintage Mutual Funds, Inc. for the year ended March 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

Kansas City, Missouri

July 25, 2008